Exhibit 12(a)(5)(f)

News Release	Contact:

For Immediate Release	Anna Austin, EVP, Corporate Communications
(636) 534-2271
Email: investor.relations@tlcvision.com
TLCVision Announces Final Results Of Tender Offer
ST. LOUIS, MO — June 26, 2007 — TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC) today announced the final results of its modified Dutch auction tender offer to repurchase up to 20 million of its common shares (the “Offer”), which expired at 5:00 p.m. (Eastern Time) on June 20, 2007. TLCVision has purchased for cancellation 20,000,000 common shares at a price of US$5.75 per share, for a total cost of US$115 million. Shareholders who had deposited common shares to the Offer at US$5.75 per share, or pursuant to a purchase price tender, will have 72.73355691% of such shares deposited purchased for cancellation as a result of pro-ration. Payment to these holders will be made by CIBC Mellon Trust Company, the depositary for the Offer, as soon as possible.
Cowen and Company, LLC acted as dealer manager in conjunction with the Offer.
About TLCVision
     TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management and technology access service models, and its managed care contracting strength, TLCVision maintains leading positions in Refractive and Cataract markets. More information about TLCVision can be found on the corporate website www.tlcv.com. Go to www.tlcvision.com for information on refractive surgery.
Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.